Exhibit 99.1

Datalink Enters into Non-Binding Letter of Intent to Purchase

Incentra, LLC’s Reseller Business

CHANHASSEN, Minn., Oct. 21 — Datalink (Nasdaq: DTLK), a leading provider of data center infrastructure solutions and services, today announced that it has entered into a non-binding letter of intent to purchase the reseller business of Incentra, LLC. Based in Boulder, Colo., Incentra offers data center infrastructure solutions and services to enterprise companies.

“We’re excited about the growth potential from this transaction and the additional revenue streams we are acquiring. Incentra’s reseller business will significantly expand our footprint and gives us critical mass in key areas in the West and Northeast United States,” said Paul Lidsky, president and CEO of Datalink. “We will also double Datalink’s presence on the East Coast and in Chicago.  Incentra’s market offerings are complementary to ours as an infrastructure, solutions and services provider for virtual data centers. Like Datalink, the Incentra professionals are experts at bringing together hardware and software from multiple vendors to design, implement and support the best storage and virtualization solutions for customers.”

The predecessor to Incentra, LLC, Incentra Solutions was founded in 2004. Incentra LLC is a complete data center infrastructure solutions and services provider offering a unique combination of application, server, storage and network virtualization capabilities. The company leverages its broad expertise to help customers realize the full impact of their IT investments. Ranging from targeted projects to supplying comprehensive services, Incentra’s reseller business offers a full array of operational and technical excellence that spans consulting, technology and customer support. The company operates 13 U.S. sales offices.

Incentra’s reseller business consists of approximately 150 employees—including approximately 55 sales executives and 40 engineers. Upon completion of this acquisition, Datalink expects to maintain advanced certifications from Cisco and Microsoft currently held by Incentra. Additionally, the acquisition will strengthen relationships with key existing storage and software vendors including NetApp, Sun Microsystems, EMC and Symantec. With more than 3,000 customers, primarily enterprises, reseller revenues from the acquired business are anticipated to be in the range of $80-$100 million on an annualized basis.  Datalink’s revenue in fiscal 2008 totaled $196 million.  Based on our initial due diligence, we expect the transaction to become accretive within the first 12 months.

“This acquisition will enhance our growth strategy and our virtual data center strategy by broadening Datalink’s geographic presence and augmenting our existing capabilities. Incentra brings a wider range of virtualization technologies to the table. Our combined companies will offer customers a single source for all of their data center virtualization needs, including networking, storage, server and application virtualization. As we have said before, virtualization technology delivers tremendous efficiency and productivity gains for customers,” said Lidsky.

Datalink will purchase Incentra’s reseller group from New York City-based Laurus Funds. Pending successful completion of due diligence and customary approvals, the company expects to close the transaction by the end of this year. The deal will be structured as an asset purchase with no debt assumed. Further terms of the transaction were not disclosed.

This marks the second acquisition that Datalink has announced this month. On October 6, the company announced that it had acquired Minneapolis-based Cross Telecom’s networking solutions organization. The Company will discuss the Incentra acquisition during a conference call being held Thursday October 22, 2009, at 8:00 a.m. CT. To access the conference call dial (877) 277-9804. Participants will be asked to identify the Datalink conference call and provide the designated identification number (37381143). A live Webcast of the call can be heard via Datalink’s website at www.datalink.com.

About Datalink

A virtual data center infrastructure, solutions, and services provider Datalink helps organizations store, manage, and protect one of their most critical assets—information. The company’s solutions and services span four practices: backup and recovery; consolidation and virtualization; archive and compliance; and business applications. From analysis and design to implementation, management, and support, Datalink is focused on maximizing the business value of IT. For more information about Datalink services, contact Datalink at (800) 448-6314, or visit Datalink online at www.datalink.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the level of continuing demand for storage, including the effects of current economic and credit conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating this or possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.

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Company contacts:
Investor Relations:	Analyst Contact:
Kim Payne	Greg Barnum
Investor Relations Coordinator	Vice President and CFO
Phone: 952-279-4794	Phone: 952-944-3462
e-mail: einvestor@datalink.com
web site: www.datalink.com